April 18, 2011

Via Facsimile and Overnight Courier

AnC Bio Holdings, Inc.

10th Floor, H&S Tower

119-2 Nonhyun-Dong, Gangnam-Gu

Seoul, Korea 135-820

Attention: Alex Choi, Chairman and CEO

Bioheart Florida, LLC

111 N.E. 1st Street, 4th Floor

Miami, FL 33132

Attention: Ariel Quiros, President

Re:

Notice of Breach by AnC Bio Holdings, Inc. (“AnC Bio”) under that certain Subscription Agreement dated as of January 23, 2011 between AnC Bio and Bioheart, Inc. (the “Company”); and Notice of Breach by Bioheart Florida, LLC (“BHFL”; and collectively with AnC Bio, the “Investors”) under that certain Subscription Agreement dated as of January 23, 2011 between BHFL and the Company (collectively, the “Subscription Agreements”)

Dear Messrs. Choi and Quiros:

As you are aware, as of the date of this letter, despite the satisfaction of all conditions to the Investors’ obligations to fund the second installment of their subscriptions under the Subscription Agreements (collectively, the “Second Installments”), the timely performance by the Company of all of its obligations owing to the Investors through the date hereof, and the Company’s informal requests to the Investors to perform their obligations under the Subscription Agreements, neither AnC Bio nor BHFL has funded its Second Installment.  Such Second Installments, in the aggregate amount of US $1.6 million, were due on or before March 5, 2011.

The failure of each Investor to fund its Second Installment constitutes a material breach by such Investor under its Subscription Agreement.  As a result of these breaches, we have decided to immediately cause the removal of Mr. Quiros from our Board of Directors and take such other action as may be necessary to enforce the Company’s rights and remedies under the Subscription Agreements.  All rights of AnC Bio and BHFL under the Subscription Agreements are hereby terminated.

Sincerely,

/s/ Mike Tomas

Mike Tomas

Chief Executive Officer & President

____________________________________________________________________________________

13794 NW 4th Street, Suite 212 ● Sunrise, Florida 33325

Phone: 954.835.1500 ● Fax: 954.845.9976

www.bioheartinc.com